[ADVO Letterhead]	Exhibit 99.1

Jeffrey E. Epstein Named Chief Financial Officer

At ADVO, Inc.

Windsor, Conn., June 6, 2005—ADVO, Inc. (NYSE:AD), the nation’s leading direct mail media company, has named Jeffrey E. Epstein Executive Vice President and Chief Financial Officer (CFO), effective June 6. In this position, which reports to Chief Executive Officer S. Scott Harding, Epstein will play a key role in ADVO’s continued growth, providing leadership on strategic business development and corporate planning issues while directing financial planning, analysis and reporting, treasury, tax, accounting, and investor relations.

Epstein brings more than 25 years of experience in senior financial and general management positions at leading media and consumer services companies. He joins ADVO from Revonet, Inc., a New Canaan, Conn.-based database company, where he most recently served as Chairman of the Board and in 2004, as Acting President and CEO. He served as CFO at VNU, Inc.’s Media Measurement and Information Group; Doubleclick, Inc.; and King World Productions, and also held general management positions at companies such as CUC International and the Washington Post Company.

“Jeff’s breadth of financial and operations expertise, along with his experience in the media industry, will be important as we continue to strengthen our position as a print medium of choice for advertisers,” said Harding. “He will be a key member of ADVO’s leadership team, playing a critical role in developing and directing strategies aimed at driving the company’s profitable growth.

“With the recent hiring of a CMO and now, our CFO in place, ADVO’s leadership team is complete,” added Harding, who joined the company in October 2004. “All are seasoned leaders, and all are energized about working together and with their teams to translate ADVO’s unique strengths into even more growth for the company.”

Epstein received a B.A. in Economics and Political Science from Yale College in New Haven, Conn., and earned his M.B.A. in Finance from Stanford Business School in Palo Alto, Calif. He sits on Priceline’s Board of Directors, also serving as chairman of the Compensation Committee and as a member of the Audit Committee.

He assumes the role from Donald E. McCombs, Executive Vice President and President, Operations Group, who has been Acting CFO since March 2004 and served as ADVO’s CFO from 1997-2001.

ONE TARGETING CENTRE    WINDSOR, CT    06095-2639    860-285-6100

About ADVO

ADVO is the leading direct mail media company in the U.S., with annual revenues of more than $1.2 billion. Serving 20,000 leading national, regional and local retailers, the company reaches 112 million homes, 90 percent of the nation’s mailboxes, with its ShopWise® shared mail advertising. At the same time, the company’s industry-leading consumer database technologies, coupled with its unparalleled logistics capabilities, enable retailers seeking superior return on investment to target, version and deliver their ADVO print ads directly to consumers most likely to respond. Demonstrating ADVO’s effectiveness as a print medium, the company’s “Have You Seen Me?®” missing child card, distributed with each ShopWise® package, is the most recognized mail in America. Created 20 years ago in partnership with the National Center for Missing & Exploited Children and the U.S. Postal Service, this signature public service program has been responsible for safely recovering 137 children. ADVO employs 3,700 people at its 23 mail processing facilities, 33 sales offices and headquarters in Windsor, Conn. The company can be visited online at www.ADVO.com.

Contact:

Mary Lou Dlugolenski

Director, Communications

860-285-6197

ONE TARGETING CENTRE    WINDSOR, CT    06095-2639    860-285-6100